SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

to

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2004

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Swanson Road, Boxborough, MA		01719
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 263-8000

N/A

(Former name or former address, if changed since last report)

Explanatory Note: Cytyc Corporation hereby files this Amendment No. 1 to its Current Report on Form 8-K dated March 24, 2004, solely to file the financial statements of Novacept, a California corporation, required by Item 7(a) of Form 8-K and the pro forma financial information required by Item 7(b) of Form 8-K.

Item 2. Acquisition or Disposition of Assets.

(a) As previously reported, on March 24, 2004, Cytyc Corporation, a Delaware corporation (“Cytyc”), acquired Novacept, a privately held California corporation (“Novacept”), through the merger (the “Merger”) of Radio Acquisition Corporation, a newly formed, wholly-owned subsidiary of Cytyc (“Merger Sub”), with and into Novacept. The Merger was effected pursuant to that certain Agreement and Plan of Merger, dated as of March 1, 2004, among Cytyc, Merger Sub, Novacept and the Shareholder Representative named therein (the “Merger Agreement”), as amended by Amendment No. 1 to the Merger Agreement, dated as of March 22, 2004 (“Amendment No. 1 to the Merger Agreement”).

Novacept manufactures and markets the NovaSure(TM) System. NovaSure is an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding.

As a result of the Merger, all of Novacept’s issued and outstanding capital stock immediately prior to the Merger was automatically converted into the right to receive an aggregate of approximately $325 million in cash.

On March 22, 2004, Cytyc completed the sale of $250 million aggregate principal amount of convertible notes due 2024 (including $30 million aggregate principal amount of the notes that were sold pursuant to the exercise by the initial purchasers of an over-allotment option granted by Cytyc). The convertible notes were sold to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. Cytyc used the proceeds from this offering along with existing cash to finance the Merger.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to (1) the Merger Agreement, a copy of which was previously filed with Securities and Exchange Commission (“SEC”) by Cytyc on Form 8-K on March 5, 2004 and is incorporated herein by reference as Exhibit 2.1 and (2) Amendment No. 1 to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.2 and is incorporated herein by reference. A copy of the press release, dated March 26, 2004, issued by Cytyc regarding the consummation of the Merger is incorporated herein by reference as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired.*

(b) Pro Forma Financial Information.*

*	The financial information to be included under Items 7(a) and 7(b) hereof is set forth immediately after Item 7(c) below.

(c) Exhibits.

The following exhibits are filed as part of, and incorporated by reference into, this Current Report on Form 8-K.

Exhibit No.	Description

2.1	Merger Agreement, dated March 1, 2004 (filed as Exhibit 2.1 to Cytyc’s Current Report on Form 8-K, File No. 0-27558, filed with the SEC on March 5, 2004 and incorporated herein by reference).

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 22, 2004 (filed herewith).

23.1	Consent of Ernst & Young LLP, Independent Auditors (filed herewith).

99.1	Press Release, dated March 26, 2004 (filed as Exhibit 99.1 to Cytyc’s Current Report on Form 8-K, File No. 0-27558, filed with the SEC on March 29, 2004 and incorporated herein by reference).

Novacept

Consolidated Financial Statements

Years ended December 31, 2001, 2002 and 2003

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Shareholders

of Novacept

We have audited the accompanying consolidated balance sheets of Novacept (the “Company”) as of December 31, 2002 and 2003, and the related consolidated statements of operations, convertible preferred stock and shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novacept at December 31, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/  Ernst & Young LLP

Palo Alto, CA

February 6, 2004

Novacept

Consolidated Balance Sheets

	December 31,
	2002	2003
Assets
Current assets:
Cash and cash equivalents	$3,649,374	$5,346,285
Short-term investments	10,582,804	8,917,498
Accounts receivable (net of allowance for doubtful accounts of $14,715 and $54,930 at December 31, 2002 and 2003, respectively)	2,065,573	6,561,702
Inventories	1,628,240	2,408,853
Notes receivable from related parties	135,417	13,021
Prepaid expenses	229,391	97,480
Other current assets	202,759	194,205

Total current assets	18,493,558	23,539,044
Property and equipment, net	1,928,239	2,451,830
Notes receivable from related parties	13,021	—
Other assets	25,150	559,716

Total assets	$20,459,968	$26,550,590

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,034,784	$1,694,486
Accrued compensation	1,336,387	2,441,713
Other accrued liabilities	374,806	908,051
Deferred revenue	10,000	10,613

Total current liabilities	2,755,977	5,054,863
Commitments and contingencies
Convertible preferred stock, $0.001 par value; issuable in series; 25,245,152 shares authorized at December 31, 2002 and 2003, respectively; 20,452,509 and 20,505,841 shares issued and outstanding at December 31, 2002 and 2003, respectively, at amounts paid in; aggregate liquidation preference of $108,262,877 and $108,502,871 at December 31, 2002 and 2003, respectively	77,326,187	77,566,181

Shareholders’ equity (deficit):
Common stock, $0.001 par value; 100,000,000 shares authorized; 1,161,326, and 1,266,706 shares issued and outstanding at December 31, 2002 and 2003, respectively, at amounts paid in	313,335	364,301
Notes receivable from shareholders	(142,741)	(133,041)
Additional paid-in capital	2,016,911	10,894,480
Deferred compensation, net	—	(3,659,901)
Accumulated other comprehensive loss	—	(9,627)
Accumulated deficit	(61,809,701)	(63,526,666)

Total shareholders’ equity (deficit)	(59,622,196)	(56,070,454)

Total liabilities and shareholders’ equity (deficit)	$20,459,968	$26,550,590

See accompanying notes.

Novacept

Consolidated Statements of Operations

	Year Ended December 31,
	2001	2002	2003
Revenue	$625,312	$8,312,875	$38,401,230
Cost of revenue	4,180,923	9,079,888	15,689,292

Gross profit (loss)	(3,555,611)	(767,013)	22,711,938
Operating expenses:
Research and development	2,555,607	2,100,782	2,581,973
Sales and marketing	3,115,473	9,630,918	14,930,299
General and administrative	2,244,272	2,508,266	6,939,522

Total operating expenses	7,915,352	14,239,966	24,451,794

Loss from operations	(11,470,963)	(15,006,979)	(1,739,856)
Interest income	215,880	333,482	167,537
Interest expense	(1,081,269)	(525,304)	(24,646)

Loss before provision for income taxes	(12,336,352)	(15,198,801)	(1,596,965)
Provision for income taxes	—	—	(120,000)

Net loss	$(12,336,352)	$(15,198,801)	$(1,716,965)

Basic and diluted net loss per common share	$(12.68)	$(13.85)	$(1.40)

Shares used to compute basic and diluted net loss per common share	972,574	1,097,172	1,223,119

See accompanying notes.

Novacept

Consolidated Statement of Convertible Preferred Stock and Shareholders’ Equity (Deficit)

Years Ended December 31, 2001, 2002 and 2003

	Convertible Preferred Stock		Common Stock		Notes Receivable from Shareholders	Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2000	8,531,615	$32,790,748	934,007	$201,274	$(151,690)	$373,929	$—	$—	$(34,274,548)	$(33,851,035)
Notes receivable payments	—	—	—	—	9,049	—	—	—	—	9,049
Issuance of common stock for exercise of options, net of repurchases	—	—	129,157	61,627	—	—	—	—	—	61,627
Beneficial conversion feature on convertible notes payable and fair value of warrants issued with notes	—	—	—	—	—	781,894	—	—	—	781,894
Issuance of Series G convertible preferred stock in March and April 2001, net of issuance costs of $363,951	3,225,239	14,955,934	—	—	—	—	—	—	—	—
Issuance of common stock warrants in connection with Series G preferred stock	—	(292,610)	—	—	—	292,610	—	—	—	292,610
Issuance of options and warrants to nonemployees	—	—	—	—	—	9,200	—	—	—	9,200
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(12,336,352)	(12,336,352)

Balance at December 31, 2001	11,756,854	47,454,072	1,063,164	262,901	(142,641)	1,457,633	—	—	(46,610,900)	(45,033,007)
Notes receivable	—	—	—	—	(100)	—	—	—	—	(100)
Issuance of common stock for exercise of options	—	—	98,162	50,434	—	—	—	—	—	50,434
Beneficial conversion feature on convertible notes payable and fair value of warrants issued with notes	—	—	—	—	—	443,940	—	—	—	443,940
Issuance of Series H convertible preferred stock in March and May 2002, net of issuance costs of $127,895	8,695,655	29,872,115	—	—	—	—	—	—	—	—
Stock compensation related to loans issued to shareholders	—	—	—	—	—	105,078	—	—	—	105,078
Issuance of options and warrants to nonemployees	—	—	—	—	—	10,260	—	—	—	10,260
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(15,198,801)	(15,198,801)

Balance at December 31, 2002 (carried forward)	20,452,509	77,326,187	1,161,326	313,335	(142,741)	2,016,911	—	—	(61,809,701)	(59,622,196)

Novacept

Consolidated Statement of Convertible Preferred Stock and Shareholders’ Equity (Deficit) (continued)

Years Ended December 31, 2001, 2002 and 2003

	Convertible Preferred Stock		Common Stock		Notes Receivable from Shareholders	Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2002 (brought forward)	20,452,509	$77,326,187	1,161,326	$313,335	$(142,741)	$2,016,911	$—	$—	$(61,809,701)	$(59,622,196)
Notes receivable payments	—	—	—	—	9,700	—	—	—	—	9,700
Issuance of common stock for the exercise of stock options and warrants for cash	—	—	105,380	50,966	—	—	—	—	—	50,966
Issuance of preferred stock from warrant exercises for cash	53,332	239,994	—	—	—	—	—	—	—	—
Deferred compensation related to the issuance of employee stock options	—	—	—	—	—	4,043,941	(4,043,941)	—	—	—
Adjustment to deferred compensation for cancellation of options	—	—	—	—	—	(36,012)	36,012	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	348,028	—	—	348,028
Stock compensation related to loans issued to shareholders	—	—	—	—	—	4,695,755	—	—	—	4,695,755
Issuance of options and warrants to nonemployees	—	—	—	—	—	173,885	—	—	—	173,885
Comprehensive loss:
Unrealized loss on short-term investments	—	—	—	—	—	—	—	(9,627)	—	(9,627)
Net loss	—	—	—	—	—	—	—	—	(1,716,965)	(1,716,965)

Comprehensive loss										(1,726,592)

Balance at December 31, 2003	20,505,841	$77,566,181	1,266,706	$364,301	$(133,041)	$10,894,480	$(3,659,901)	$(9,627)	$(63,526,666)	$(56,070,454)

See accompanying notes.

Novacept

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2001	2002	2003
Operating activities
Net loss	$(12,336,352)	$(15,198,801)	$(1,716,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	231,533	512,772	1,084,242
Loss on write-off of property and equipment	245	181,349	278,260
Forgiveness of employee notes receivable	156,250	156,250	135,417
Compensation expense for options and warrants to nonemployees	9,200	10,260	173,885
Noncash interest expense	978,050	443,940	—
Noncash stock compensation charges	—	105,078	5,043,783
Changes in operating assets and liabilities:
Accounts receivable	(120,767)	(1,859,283)	(4,496,129)
Inventories	(485,579)	(716,342)	(780,613)
Prepaid expenses	(343,181)	180,161	131,911
Other current assets	(41,372)	(150,802)	8,554
Other assets	3,716	7,855	(534,566)
Accounts payable	285,377	121,969	659,702
Accrued compensation	300,141	735,811	1,105,326
Other accrued liabilities	(601,969)	111,620	533,245
Deferred revenue	33,800	(23,800)	613

Net cash provided by (used in) operating activities	(11,930,908)	(15,381,963)	1,626,665
Investing activities
Purchases of property and equipment	(733,639)	(1,421,600)	(1,886,093)
Purchases of short-term investments	—	(20,082,804)	(10,779,321)
Proceeds from maturities of short-term investments	—	9,500,000	12,435,000

Net cash used in investing activities	(733,639)	(12,004,404)	(230,414)
Financing activities
Proceeds from issuance of common stock	64,694	50,434	50,966
Repurchases of common stock	(3,067)	—	—
Net proceeds from issuance of convertible preferred stock	11,142,722	28,800,345	239,994
Proceeds from repayment of shareholder notes receivable	9,049	(100)	9,700
Net proceeds from issuance of bridge loans	2,000,000	1,071,770	—
Payments on capital lease obligations	(28,975)	(144,811)	—
Proceeds from capital lease line	71,159	—	—

Net cash provided by financing activities	13,255,582	29,777,638	300,660

Net increase in cash and cash equivalents	591,035	2,391,271	1,696,911
Cash and cash equivalents at beginning of period	667,068	1,258,103	3,649,374

Cash and cash equivalents at end of period	$1,258,103	$3,649,374	$5,346,285

Supplemental disclosures of cash flow information
Cash paid for interest	$20,282	$44,843	$24,646

Conversion of bridge loans to preferred stock	$3,813,212	$1,071,770	$—

Issuance of warrants in connection with preferred stock and debt financing	$789,022	$221,970	$—

Deferred stock compensation, net of cancellations	$—	$—	$4,007,929

See accompanying notes.

Novacept

Notes to Consolidated Financial Statements

Years ended December 31, 2001, 2002 and 2003

1. Summary of Significant Accounting Policies

Organization, Business and Basis of Presentation

Novacept (the “Company”) was incorporated in the state of California on April 1, 1993, to engage in the development of innovative therapeutic devices that improve the quality and cost effectiveness of women’s health care. The Company received FDA approval of its NovaSure Impedance Controlled Endometrial Ablation System in September 2001. This product is designed for the treatment of excessive menstrual bleeding (menorrhagia) due to benign causes and is currently being sold and used in the United States, Canada, and Europe.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results may materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposited with banks and money market instruments with original maturities of 90 days or less.

Short-Term Investments

Short-term investments are classified as available-for-sale and are recorded at fair value based on quoted market prices. Unrealized gains or losses are reported in a separate component of shareholders’ equity. Realized gains and losses and declines in value, if any, judged to be other than temporary on available-for-sale securities are reported in other income or expense. When securities are sold, any associated unrealized gain or loss recorded as a separate component of shareholders’ equity is reclassified out of shareholders’ equity on a specific-identification basis and recorded into earnings for the period. Short-term investments consist of high-quality debt securities with original maturities between 90 days and two years. There were no realized gains or losses in the years ended December 31, 2001, 2002 and 2003. Unrealized gains or losses were not material for any period presented.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade receivables. The Company places its cash and cash equivalents with two high-credit quality financial institutions. Such investments are generally in excess of FDIC insurance limits. The Company is exposed to credit risk in the event of default by the financial institutions holding the cash and cash equivalents to the extent of the amount recorded on the balance sheets. Short-term investments are placed in high-credit quality commercial paper and corporate notes.

The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary but generally does not require its customers to provide collateral or other security to support accounts receivable. The Company maintains allowances for estimated bad

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

debt losses. The Company evaluates the collectability of its receivables based on a number of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to the Company, a specific allowance for bad debts is estimated and recorded that reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximate their fair values due to the relatively short maturities.

Current Vulnerabilities Due to Certain Concentrations

Novacept currently sells products to customers in the United States, Canada, and Europe. Individually, no customer represents greater than 10% of total revenues or accounts receivable. The Company relies on a limited number of suppliers to provide certain of the components used to manufacture its products. The inability of a supplier to fulfill the requirements of the Company could impact future operating results.

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out cost basis) or market value. Inventories consist of the following:

	December 31,
	2002	2003
Raw materials	$518,111	$508,814
Work-in-process	701,028	1,406,407
Finished goods	409,101	493,632

	$1,628,240	$2,408,853

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization and include amounts recorded under capital leases. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets (ranging from two to five years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets. Amortization of assets under capital leases is included in depreciation expense.

Revenue Recognition

In the United States, the Company sells its products directly to hospitals and ambulatory surgery centers. Outside the United States, the Company enters into arrangements with distributors for the sale of its products. U.S. customers and foreign distributors have no price protection arrangements or rights of return on products purchased after a 30-day period for defective goods. A customer’s right of return applies only to defective products. For each arrangement, the Company determines whether evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collection is probable. If any of these criteria are not met,

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

revenue recognition is deferred until such time as all of the criteria are met. Revenue is recognized upon passage of title, which generally occurs at time of shipment and when all other revenue recognition criteria have been met.

In certain cases, revenue is generated from multiple-element arrangements that require judgment in the areas of customer acceptance, collectability, the separability of units of accounting, and the fair value of individual elements. Effective July 1, 2003, the Company adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, on a prospective basis. The principles and guidance outlined in EITF 00-21 provide a framework to (a) determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and (b) how the arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The adoption had no material impact on the operations of the Company.

Research and Development

Research and development expenses consist of costs incurred for internal research and development, clinical trials and regulatory approvals. These costs include direct and research-related overhead expenses and are charged to expense as incurred.

Stock-Based Compensation

The Company accounts for employee stock options using the intrinsic-value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, Financial Accounting Standards Board Interpretation (“FIN”) No. 44, Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB No. 25, and related interpretations and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

The information regarding net loss as required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the minimum value option valuation method of that Statement. The minimum value option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, such option valuation model requires the input of highly subjective assumptions, including the expected life of the options. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the minimum value model does not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options. In addition, the resulting effect on net loss pursuant to SFAS No. 123 is not likely to be representative of the effects on net loss pursuant to SFAS No. 123 in future years, since future years are likely to include additional grants and the irregular impact of future years’ vesting.

The following table illustrates the weighted-average assumptions for the minimum value model used in determining the fair value of options granted to employees:

	Year Ended December 31,
	2001	2002	2003
Risk-free interest rate	4.5%	4.0%	3.1%
Expected dividend yield	—	—	—
Expected life	5 years	5 years	5 years

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

In all periods prior to December 31, 2002, all stock options granted had an exercise price equal to the estimated fair value of the Company’s underlying common stock on the date of grant. During the year ended December 31, 2003, certain stock options were granted with exercise prices that were below the deemed fair value of the common stock at the date of grant. Deferred stock compensation of $4,043,941 was recorded during the year ended December 31, 2003 in accordance with APB Opinion No. 25, and is being amortized over the related vesting terms of the options using the straight line method. The Company recorded employee stock compensation expense of $348,028 for the year ended December 31, 2003.

The expected future amortization expense for deferred compensation as of December 31, 2003, is as follows.

Year ending December 31, 2004	$1,036,872
Year ending December 31, 2005	992,580
Year ending December 31, 2006	992,580
Year ending December 31, 2007	637,869

$3,659,901

The following table illustrates the effect on net loss had the Company applied the fair value provisions of SFAS No. 123 to employee stock compensation:

	Year Ended December 31,
	2001	2002	2003
Net loss, as reported	$(12,336,352)	$(15,198,801)	$(1,716,965)
Plus: Employee stock compensation expense included in net loss	—	102,163	5,043,783
Less: Employee stock compensation expense determined under the fair value method for all awards	(282,154)	(310,180)	(795,793)

Pro forma net income (loss)	$(12,618,506)	$(15,406,818)	$2,531,025

Net income (loss) per share:
Basic and diluted, as reported	$(12.68)	$(13.85)	$(1.40)

Basic, pro forma	$(12.97)	$(14.04)	$2.07

Diluted pro forma	$(12.97)	$(14.04)	$0.09

Employee stock compensation expense includes $4,695,775 related to loans issued to shareholders (see Note 9).

Stock compensation arrangements to nonemployees are accounted for in accordance with SFAS No. 123, as amended by SFAS No. 148, and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, using a fair value approach. The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows or other appropriate measures of fair value. In the year ended December 31, 2003, the Company wrote off $278,000 of equipment, as it was considered impaired.

Shipping and Handling Costs

Shipping and handling costs incurred by the Company in relation to sales of its product are classified as a component of cost of revenue.

Warranty Expense

At the time revenue is recognized, the Company establishes an accrual for estimated warranty expense associated with sales, recorded as a component of cost of revenue. The Company offers a one-year limited warranty on the Nova Sure RF Controller and a 90-day warranty on the NovaSure Disposable, which is included in the sales price of its products. These warranties are the only postsale obligation the Company has to its customers. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts amounts as necessary.

Changes in the Company’s warranty obligation during the years ended December 31, 2001, 2002 and 2003, are as follows:

Balance at December 31, 2000	$—
Warranties issued during the period	35,432
Settlements made during the period	(4,384)

Balance at December 31, 2001	31,048
Warranties issued during the period	26,477
Settlements made during the period	(35,731)

Balance at December 31, 2002	21,794
Warranties issued during the period	32,588
Settlements made during the period	(34,884)

Balance at December 31, 2003	$19,498

Warranty obligation is included in other accrued liabilities in the accompanying balance sheets. There were no material changes in estimates pertaining to prior warranties.

Advertising Expense

Advertising costs are expensed as incurred. Advertising costs were $696,135, $312,279, and $69,156 for the years ended December 31, 2001, 2002, and 2003.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss includes unrealized gains and losses on the Company’s available-for-sale securities, which is reported in accumulated other comprehensive income (loss), as a separate component of shareholders’ equity.

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

Income Taxes

The Company uses the liability method for income taxes, whereby deferred income taxes are provided on items recognized for financial reporting purposes over different periods than for income tax purposes. Valuation allowances are provided when the expected realization of tax assets does not meet a more-likely-than-not criteria.

Reclassifications

Certain amounts in prior periods have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities (“FIN No. 46”). This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. It explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. As amended, this interpretation applies in the first fiscal year or interim period ending after March 15, 2004, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The provisions of FIN No. 46 were effective immediately for all arrangements entered into with new variable interest entities created after January 31, 2003. The Company does not expect the adoption of the remaining provisions of FIN No. 46 to have a material impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective the beginning of the first interim period after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial statements.

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

2. Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding, less shares subject to repurchase, for the period. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding, less shares subject to repurchase, and potential common shares for the period, determined using the treasury-stock method. For purposes of this calculation, common stock subject to repurchase by the Company, preferred stock, options, and warrants are considered to be potential common shares and are only included in the calculation of diluted per share amounts when their effect is dilutive.

	Year Ended December 31,
	2001	2002	2003
Numerator:
Net loss	$(12,336,352)	$(15,198,801)	$(1,716,965)

Denominator:
Weighted-average common shares outstanding	1,023,186	1,108,394	1,223,146
Less: Weighted-average unvested common shares subject to repurchase	(50,612)	(11,222)	(27)

Denominator for basic and diluted net loss per share	972,574	1,097,172	1,223,119

Basic and diluted net loss per share	$(12.68)	$(13.85)	$(1.40)

Outstanding dilutive securities not included in diluted net loss per share calculation
Preferred stock	11,756,854	21,273,101	21,330,881
Common stock subject to repurchase	22,918	1,668	—
Options to purchase common stock	2,951,300	4,136,612	4,829,009
Warrants	1,100,653	1,225,192	1,112,713

	15,831,725	26,636,573	27,272,603

3. Short-Term Investments

The following is a summary of the fair value of available-for-sale securities as of December 31, 2002 and 2003.

	December 31, 2002
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Corporate securities	$10,582,804	$—	$—	$10,582,804

	December 31, 2003
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Corporate securities	$8,927,595	$260	$(9,887)	$8,917,498

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

The fair value of available-for-sale securities by contractual maturity was as follows at December 31:

	2002	2003
Within 1 year	$10,582,804	$7,327,538
Greater than 1 year less than 5 years	—	1,589,960

	$10,582,804	$8,917,498

4. Property and Equipment

Property and equipment consist of the following at December 31:

	2002	2003
Machinery and equipment	$2,159,338	$3,051,511
Computer equipment, furniture, and fixtures	364,215	473,064
Leasehold improvements	123,885	596,380

	2,647,438	4,120,955
Less accumulated depreciation and amortization	(719,199)	(1,669,125)

Property and equipment, net	$1,928,239	$2,451,830

Depreciation expense was $231,533, $512,772, and $1,084,242 for the years ended December 31, 2001, 2002, and 2003, respectively.

5. Notes Receivable from Related Parties

Notes receivable from related parties as of December 31, 2002 and 2003, consisted of two loans totaling $625,000 to officers of the Company. The loans are relocation loans. Based on regulations of the Internal Revenue Service, the loans shall bear no interest except upon the occurrence of any event of default as described in the loan agreements. The note holder has the option of the principal balance being forgiven annually in equal amounts from the date of hire or deferring the forgiveness until the fourth year from the date of hire. The notes receivable from related parties at December 31, 2002 and 2003, were approximately $148,000 and $13,000, respectively. The loans are being amortized to compensation expense ratably over a four-year period commencing on the date of hire.

6. Other Accrued Liabilities

Other accrued liabilities consists of the following at December 31:

	December 31,
	2002	2003
Accrued professional fees	$130,189	$283,475
Deferred rent	13,031	—
Warranty reserve	21,794	19,498
Accrued sales rebates	31,950	48,450
Insurance claims	—	200,000
Sales taxes payable	68,520	154,785
Income taxes payable	—	93,129
Accrued expenses, other	109,322	108,714

	$374,806	$908,051

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

7. Lease Obligations

The Company leases its facilities under noncancelable operating leases expiring through November 2008. In May 2003 we entered into a lease agreement for a manufacturing facility in Costa Rica. The lease for this facility expires in 2008, and has two options for separate five-year renewal terms. The rent for the facility has a five percent yearly increase. Rent expense was $816,800, $738,849, and $951,351 for the years ended December 31, 2001, 2002, and 2003, respectively.

Annual future minimum lease payments as of December 31, 2003, are as follows:

Operating Leases
Years ending December 31,
2004	$418,008
2005	439,197
2006	218,102
2007	229,007
2008	219,505

$1,523,819

In January 2000, the Company entered into a $2.0 million equipment capital lease line agreement whereby the Company could finance certain equipment purchases through July 25, 2001, with interest rates ranging from 7.7% to 8.0% with varying paydown periods. All draws on the financing arrangement were collateralized by the equipment purchased. In November 2002, the Company paid off the remaining balance of this obligation.

In conjunction with the equipment lease, the Company issued a warrant to purchase 33,333 shares of Series F convertible preferred stock at $4.50 per share. The warrant will expire at the earlier of January 2007 or three years from the effective date of an underwritten public offering of the Company’s common stock. The warrant was fully vested upon issuance, and the value of the warrant, approximately $51,000, was recorded as a discount to capital lease obligations and was amortized to interest expense over the life of the lease. Total interest expense recorded was $12,750 and $25,500 for the years ended December 31, 2001 and 2002, respectively. No unamortized balance remains as of December 31, 2002.

8. Convertible Notes Payable and Warrants

In December 2000, the Company entered into a note agreement/bridge loan financing agreement with certain investors for an aggregate amount of approximately $3.8 million. The notes bore interest at 8% per year. Upon execution of the agreement, each investor was entitled to purchase shares of Series G convertible preferred stock upon the closing of the Series G convertible preferred stock financing round. Each investor also received warrants as described below. After considering the fair value of the warrants, it was determined that the notes converted into preferred stock at a conversion price less than the fair value of the preferred stock. All the outstanding notes were converted into Series G convertible preferred stock upon the closing of the financing round in March 2001. A beneficial conversion feature valued at $496,411 was recorded as a discount to the notes payable.

In January 2002, the Company entered into a note agreement/bridge loan financing agreement with certain investors for an aggregate amount of approximately $1.7 million. The notes bore interest at 8% per year. Upon

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

execution of the agreement, each investor was entitled to purchase shares of Series H convertible preferred stock upon the closing of the Series H convertible preferred stock financing round. Each investor also received warrants as described below. After considering the fair value of the warrants, it was determined that the notes converted into preferred stock at a conversion price less than the fair value of the preferred stock. All the outstanding notes were converted into Series H convertible preferred stock upon the closing of the financing round in March 2002. A beneficial conversion feature valued at approximately $222,000 was recorded as a discount to the notes payable.

Total amortization of these discounts was $496,411, $222,000, and $0 for the years ended December 31, 2001, 2002, and 2003, respectively, and is reflected in interest expense.

Warrants

During 1998, the Company issued warrants to purchase 93,332 shares of Series F convertible preferred stock at $4.50 per share and 11,362 shares of common stock at $0.44 per share in connection with the issuance of certain bridge loans to investors. In the year ended December 31, 2003, 40,000 shares of Series F warrants expired, 53,332 shares of Series F warrants were exercised and 11,362 shares of common stock warrants were exercised. The Company received approximately $245,000 in proceeds.

In connection with the Series G financing in 2000, the Company granted fully vested warrants to purchase 806,311 shares of common stock at $0.48 per share. The warrants are exercisable for a period of five years. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: an exercise price of $0.48, risk free interest rate of 5.5%, a contractual life of five years, 1.0 volatility, and no dividend yield. The fair value of these warrants was estimated to be approximately $292,610 and was recorded as a reduction of Series G proceeds and an increase in additional paid-in capital. At December 31, 2002 and 2003, these issued warrants were unexercised and outstanding.

In 2001, in connection with the Company obtaining bridge financing, the Company granted fully vested warrants to purchase 156,315 shares of Series G preferred stock at $4.75 per share. The warrants are exercisable over a period of five years. The value of the warrants was estimated using the Black-Scholes pricing model with the following assumptions: an exercise price of $4.75, risk-free interest rate of 5.5%, a contractual life of five years, 1.0 volatility, and no dividend yield. The fair value of these warrants was estimated to be $496,412 and was recorded as a discount on debt and an increase to additional paid-in capital. The discount on debt was fully amortized to interest expense, as the bridge loans were converted into Series G preferred stock during the year ended December 31, 2001. At December 31, 2002 and 2003, these issued warrants were unexercised and outstanding.

In 2002, in connection with the Company obtaining bridge financing, the Company granted fully vested warrants to purchase 98,572 shares of Series H preferred stock at $3.45 per share. The warrants are exercisable over a period of five years. The value of the warrants was estimated using the Black-Scholes pricing model with the following assumptions: an exercise price of $3.45, risk-free interest rate of 3.5%, a contractual life of five years, 1.0 volatility, and no dividend yield. The fair value of these warrants was estimated to be approximately $221,970 and was recorded as a discount on debt and an increase to additional paid-in capital. The discount on debt was fully amortized to interest expense, as the bridge loans were converted into Series H preferred stock during the year ended December 31, 2002. At December 31, 2002 and 2003, these issued warrants were unexercised and outstanding.

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

9. Shareholders’ Equity (Deficit)

Convertible Preferred Stock

The authorized, issued, and outstanding shares of convertible preferred stock are as follows:

	December 31, 2002
	Shares Authorized	Shares Issued and Outstanding	Carrying Amount	Aggregate Liquidation Preference
Series A	133,334	110,662	$830,002	$829,965
Series B	200,000	186,500	1,857,493	1,865,000
Series C	230,000	99,424	1,569,995	1,590,784
Series D	1,000,000	999,992	990,382	999,992
Series D1	1,500,000	1,379,482	1,363,740	1,379,482
Series E	681,818	681,818	2,993,892	2,999,999
Series F	3,500,000	3,290,004	14,724,247	14,805,018
Series F1	3,000,000	1,783,733	8,451,301	8,472,732
Series G	6,000,000	3,225,239	14,673,020	15,319,885
Series H	9,000,000	8,695,655	29,872,115	60,000,020

	25,245,152	20,452,509	$77,326,187	$108,262,877

	December 31, 2003
	Shares Authorized	Shares Issued and Outstanding	Carrying Amount	Aggregate Liquidation Preference
Series A	133,334	110,662	$830,002	$829,965
Series B	200,000	186,500	1,857,493	1,865,000
Series C	230,000	99,424	1,569,995	1,590,784
Series D	1,000,000	999,992	990,382	999,992
Series D1	1,500,000	1,379,482	1,363,740	1,379,482
Series E	681,818	681,818	2,993,892	2,999,999
Series F	3,500,000	3,343,336	14,964,241	15,045,012
Series F1	3,000,000	1,783,733	8,451,301	8,472,732
Series G	6,000,000	3,225,239	14,673,020	15,319,885
Series H	9,000,000	8,695,655	29,872,115	60,000,020

	25,245,152	20,505,841	$77,566,181	$108,502,871

The preferred stock carrying amount as of December 31 2002 and 2003, excludes the effects of the fair value of preferred stock warrants issued in connection with the Series G financing in the amount of $292,610, which is included in additional paid-in capital.

The Company initially recorded the Series A, B, C, D, D1, E, F, F1, G, and H convertible preferred stock at their fair values on the date of issuance net of issuance costs. A redemption event will only occur upon the liquidation, winding up of the Company, a greater than 50% change in control or sale of substantially all of the assets of the Company. As the redemption event may be outside the control of the Company, all shares of convertible preferred stock have been presented outside of permanent equity in accordance with EITF

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

Topic D-98, Classification and Measurement of Redeemable Securities. Further, the Company has also elected not to adjust the carrying values of the preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying values to the redemption values will be made if it becomes probable that such redemption will occur.

Each share of Series A, B, C, D, D1, E, F, F1, G, and H convertible preferred stock is, at the option of the holder, convertible into 1, 1, 1, 1, 1, 1.08, 1.08, 1.10, 1.10, and 1 share of common stock, respectively, subject to certain adjustments for dilution resulting from future stock issuances. Additionally, the convertible preferred shares automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933, in which the Company receives at least $30 million in net proceeds at a price per share such that the pre-offering valuation of the Company is at least $175 million, or at the date at which more than 75% of the outstanding preferred shareholders vote together as a class. The Company has reserved sufficient shares of common stock at December 31, 2003, for issuance upon the conversion of preferred stock and exercise of warrants.

Series A, B, C, D, D1, E, F, F1, G, and H convertible preferred shareholders are entitled to noncumulative dividends at an annual rate of $0.75, $1.00, $1.60, $0.10, $0.10, $0.44, $0.45, $0.48, $0.48, and $0.35 per share, respectively. Dividends will be paid only when declared by the Board of Directors out of legally available funds. No dividends have been declared as of or for any period prior to December 31, 2003.

Series A, B, C, D, D1, E, F, F1, G, and H convertible preferred shareholders are entitled to receive, upon liquidation, a distribution of $7.50, $10.00, $16.00, $1.00, $1.00, $4.40, $4.50, $4.75, $4.75, and $6.90 per share, respectively (subject to adjustment for a recapitalization), plus all declared but unpaid dividends. Thereafter, remaining funds and assets will be distributed to the common shareholders pro rata, based upon the number of shares of common stock held.

If, upon liquidation, the assets and funds distributed among each of the series of convertible preferred shareholders are insufficient to permit the entitled payment, the entire assets and funds of the Company legally available for distribution shall be first distributed to the Series H shareholders up to $6.90 per share, then among the other preferred stock shareholders in proportion to the number of Series A, B, C, D, D1, E, F, F1, and G convertible preferred shares held.

The convertible preferred shareholders have voting rights equal to the common shares they would own upon conversion.

Stock Option Plan

In March 1997, the Board of Directors approved and adopted the 1997 Stock Option Plan (the “Plan”). A total of 5,572,875 shares of common stock have been reserved for issuance under the Plan.

Stock options granted under the Plan may be incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value, and nonstatutory options may be granted to employees or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the Board of Directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value. Options expire no more than 10 years after the date of grant, or earlier if employment is terminated.

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

Stock options granted under the Plan typically vest ratably over four years from the date of grant. Options may be granted with different vesting terms from time to time. In the event option holders cease to be employed by the Company, all unvested options are forfeited and all vested options may be exercised within a specified period after termination (typically one month).

Stock option activity under the Plan was as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Option Price per Share Range	Weighted- Average Exercise Price
Balance at December 31, 2000	552,632	2,182,685	$0.44 – $0.55	$0.48
Shares authorized	1,500,000	—
Options granted	(1,103,500)	1,103,500	$0.48	$0.48
Options exercised	—	(136,033)	$0.44 – $0.55	$0.48
Options forfeited	198,852	(198,852)	$0.44 – $0.55	$0.48
Option repurchases	6,876	—	$0.44 – $0.45	$0.45

Balance at December 31, 2001	1,154,860	2,951,300	$0.44 – $0.55	$0.48
Shares authorized	750,000	—
Options granted	(1,452,000)	1,452,000	$0.48	$0.48
Options exercised	—	(98,162)	$0.44 – $0.55	$0.51
Options forfeited	168,526	(168,526)	$0.45 – $0.55	$0.49

Balance at December 31, 2002	621,386	4,136,612	$0.44 – $0.55	$0.48
Shares authorized	300,000	—
Options granted	(974,250)	974,250	$0.48 – $5.65	$1.74
Options exercised	—	(94,018)	$0.45 – $2.46	$0.49
Options forfeited	187,835	(187,835)	$0.45 – $0.55	$0.48

Balance at December 31, 2003	134,971	4,829,009	$0.44 – $5.65	$0.73

As of December 31, 2001, 2002, and 2003, options to purchase 1,161,517, 1,908,752, and 2,770,423, respectively, shares were exercisable.

At December 31, 2001, 2002, and 2003, the average remaining contractual life of outstanding options was 8.7, 8.2, and 7.7 years, respectively. The weighted-average fair value of options granted during 2001, 2002, and 2003 was approximately $0.09, $0.10, and $5.26 per share, respectively.

The following table summarizes information concerning outstanding and vested options as of December 31, 2003:

Options Outstanding		Weighted Average Remaining Contractual Life	Options Vested
Exercise Price	Shares Outstanding		Shares Vested	Weighted Average Exercise Price
$0.44 – $0.55	4,505,259	7.5	2,761,673	$0.48
$1.58 – $2.46	123,000	9.8	7,000	$2.03
$5.65	200,750	10.0	1,750	$5.65

	4,829,009	7.7	2,770,423	$0.73

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

The Company granted a total of 40,000, 59,500, and 15,000 of stock options to certain consultants for the years ended December 31, 2001, 2002, and 2003, respectively.

From 1993 through 1999, the Company allowed the exercise of common stock options through the issuance of interest bearing full recourse notes to the Company. The notes were issued in connection with restricted stock purchase agreements. Under the terms of the restricted stock purchase agreements, the shares were subject to repurchase at the option of Company, at the original issuance price. The shares generally vested over two to four years. There were no shares subject to repurchase as of December 31, 2003 (1,668 shares at December 31, 2002). The notes totaled approximately $143,000 at December 31, 2001 and 2002, and approximately $133,000 at December 31, 2003. Because the Company extended the original maturity date of these notes, the Company is required to recognize compensation expense for the changes in value of the options and resultant shares. The Company has recorded stock compensation expense of $105,078 in the year ended December 31, 2002, and $4,695,755 in the year ended December 31, 2003, related to these notes and shares. Due to the variable accounting related to the notes and shares, additional charges or recoveries may be recorded in future years based on the changes in the fair value of the Company’s common stock until such time as the notes are paid in full or the shares are cancelled.

Shares Reserved for Future Issuance

The Company reserved shares of common stock for future issuance as follows:

December 31, 2003
Convertible preferred stock outstanding	21,330,881
Stock options outstanding	4,829,009
Options available for grant	134,971
Warrants to purchase common stock	806,311
Warrants to purchase Series F preferred stock	36,114
Warrants to purchase Series G preferred stock	171,716
Warrants to purchase Series H preferred stock	98,572

27,407,574

Deferred Stock Compensation

In connection with the grant of certain stock options to employees during the year ended December 31, 2003, the Company recorded total deferred stock compensation within shareholders’ equity of $4,043,941, representing the difference between the deemed fair value of the common stock and the option exercise price at the date of grant. Such amount is being amortized over the vesting period of the applicable options on a straight-line basis. The Company recorded employee stock compensation expense in the statement of operations of $348,028 of which $50,564 related to cost of revenue, $68,255 related to research and development activities, $169,465 related to sales and marketing activities, and $59,744 related to general and administrative activities.

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

10. Income Taxes

For financial reporting purposes, loss before provision for income taxes includes the following components:

	Year Ended December 31,
	2001	2002	2003
Domestic	$(12,336,352)	$(15,198,801)	$(1,470,472)
Foreign	—	—	(126,493)

	$(12,336,352)	$(15,198,801)	$(1,596,965)

There was no provision for income taxes for the years ended December 31, 2001 and 2002. The provision for income taxes for the year ended December 31, 2003, consists of the following:

Current:
Federal	$95,000
State	25,000

Total	$120,000

A reconciliation of the income tax provision at the federal statutory rate to the income tax provision at the effective tax rate is as follows for the year ended December 31, 2003:

Provision at U.S. Statutory rate	$(542,968)
State provision	25,000
Non-deductible stock-based compensation	1,774,007
Utilization of net operating losses	(1,210,828)
Other	74,789

Total	$120,000

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income taxes purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2002	2003
Deferred tax assets:
Federal and state net operating losses	$21,440,000	$19,932,000
Federal and state research credits	1,912,000	1,988,000
Accrued expenses	66,000	282,000
Other	915,000	618,000

Total deferred tax assets	24,333,000	22,820,000
Valuation allowance	(24,333,000)	(22,820,000)

Net deferred tax asset	$—	$—

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $5,600,000, increased by $5,291,000, and decreased by $1,513,000 for the years ended December 31, 2001, 2002, and 2003 respectively.

As of December 31, 2003, the Company had net operating loss carryforwards for federal income tax purposes of approximately $55.3 million, which expire in the years of 2008 to 2023, and federal research and development tax credits of approximately $1.2 million, which expire in the years of 2008 to 2023. The Company also has state net operating loss carryforwards of approximately $19.2 million which expire beginning in 2004 and state research and development tax credits of approximately $1.2 million which have no expiration date.

Utilization of the Company’s net operating loss carryforwards and credits may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

11. Segment Information

Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in the Company’s financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision-maker is the chief executive officer of the Company. The Company operates in one industry segment and has sales in the United States, Europe, and Canada.

Net revenues by geographic location were as follows:

	Year Ended December 31,
	2001	2002	2003
Revenue generated in the United States	$12,350	$7,531,964	$37,178,770
Revenue generated in Canada	345,633	358,005	860,180
Revenue generated in Europe	267,329	422,906	362,280

	$625,312	$8,312,875	$38,401,230

12. Employee Benefit Plan

The Company has a 401(k) salary reduction profit-sharing plan. All regular employees who have attained the age of 18 may contribute, beginning on the date of employment. Employee contributions are subject to IRS limitations. The Company did not make any contributions during the years ended December 31, 2001, 2002, and 2003.

13. Legal Proceedings

The Company is a party to two legal proceedings involving injuries to patients that occurred during a NovaSure procedure. In August 2003, the Company and others were sued by a patient that was injured during a

Novacept

Notes to Consolidated Financial Statements—(Continued)

Years ended December 31, 2001, 2002 and 2003

NovaSure procedure. In February 2004, the Company and others were sued by the family of a patient who died several days following the NovaSure procedure. The Company believes that in both cases the treating physician used the NovaSure System improperly and in a manner contrary to the product’s instructions for use. The Company believes that it has sufficient product liability insurance to cover the pending claims and that the resolution of the pending proceedings will not seriously harm the business or operating results.

14. Line of Credit

In September 2003, the Company entered into a $4.0 million revolving bank credit facility. Borrowings under this credit facility are limited to 75% of the eligible accounts receivable, which generally consist of its U.S. accounts receivable that are less than 90 days old. Borrowing under the credit facility will bear interest at an interest rate equal to the greater of 5.25% per year or the lending bank’s prime interest rate plus 1%. Borrowings are secured by substantially all of the Company’s assets, excluding intellectual property. There are no borrowings outstanding at December 31, 2003. Available borrowings under the credit facility as of December 31, 2003, were $4.0 million.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

On March 24, 2004, Cytyc Corporation, a Delaware corporation (“Cytyc”), acquired Novacept, a privately held California corporation (“Novacept”), through the merger (the “Merger”) of Radio Acquisition Corporation, a newly formed, wholly-owned subsidiary of Cytyc (“Merger Sub”), with and into Novacept. The Merger was effected pursuant to that certain Agreement and Plan of Merger, dated as of March 1, 2004 among Cytyc, Merger Sub and Novacept (the “Merger Agreement”).

As a result of the Merger, all of Novacept’s issued and outstanding capital stock immediately prior to the Merger was automatically converted into the right to receive an aggregate of approximately $325 million in cash.

On March 22, 2004, Cytyc completed the sale (the “Offering”) of $250 million aggregate principal amount of its 2.25% convertible notes due 2024 (including $30 million aggregate principal amount of the notes that were sold pursuant to the exercise by the initial purchasers’ of an over-allotment option granted by Cytyc). The convertible notes were sold to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. Cytyc used the proceeds from the Offering along with existing cash to finance the Merger.

The following unaudited pro forma combined condensed financial data has been derived by the application of pro forma adjustments to Cytyc’s historical financial statements and the historical financial statements of Novacept. The pro forma adjustments give effect to (i) the issuance of an aggregate of $250 million ($242.3 million after deducting the underwriting discount and estimated expenses) of convertible notes which bear interest at a rate of 2.25% per year and (ii) the acquisition of Novacept for a total purchase price of $325 million (plus estimated acquisition costs of $3.9 million), using the proceeds of the Offering and $82.7 million of our cash.

The unaudited pro forma combined condensed balance sheet as of December 31, 2003 was prepared as if the transactions occurred on such date. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2003, gives effect to the transactions as if the transactions had occurred as of January 1, 2003. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable, and are described in the accompanying notes. This unaudited pro forma combined condensed financial data has been prepared in accordance with SEC rules and regulations.

The acquisition of Novacept will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and the resultant goodwill and other intangible assets will be accounted for under SFAS No. 142, Goodwill and Other Intangible Assets. The total purchase price has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed based on management’s estimates of current fair values and changes are expected as additional information becomes available. As a result, actual asset and liability values and related operating results, including actual depreciation and amortization expense, could differ materially from those reflected in the unaudited pro forma combined condensed financial data included herein.

The unaudited pro forma combined condensed financial data is provided for informational purposes only and should not be considered indicative of actual balance sheet data or operating results that would have been achieved had the transactions been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

The unaudited pro forma combined condensed financial data is derived from and should be read in conjunction with the audited consolidated financial statements of Cytyc and Novacept and the related notes thereto.

CYTYC CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS

(in thousands)

As of December 31, 2003

	Cytyc	Pro Forma Adjustments for Offering		Pro Forma for Offering	Novacept	Pro Forma Adjustments for Acquisition		Pro Forma As Adjusted
Assets
Current assets:
Cash, cash equivalents and investment securities	$177,897	$242,300	(1)	$420,197	$14,263	$(325,000)	(2)	$109,460
Accounts receivable, net	42,070	—		42,070	6,562	—		48,632
Inventories	17,801	—		17,801	2,409	500	(3)	20,710
Prepaid expenses and other current assets	4,859	—		4,859	305	—		5,164

Total current assets	242,627	242,300		484,927	23,539	(324,500)		183,966

Property and equipment, net	32,561	—		32,561	2,452	—		35,013
Patented technology	194	—		194	—	—		194
Developed technology and know-how	15,955	—		15,955	—	83,800	(4)	99,755
Goodwill	91,097	—		91,097	—	216,606	(4)	307,703
Other assets, net	8,466	7,700	(1)	16,166	560	(436)	(3)	16,290

Total Assets	$390,900	$250,000		$640,900	$26,551	$(24,530)		$642,921

Liabilities and Stockholders’ Equity
Current liabilities	$32,920	$—		$32,920	$5,055	$3,900	(2)	$42,585
						710	(3)
Non-current liabilities	4,349	—		4,349	—	11,356	(5)	15,705
Long-term debt	—	250,000	(1)	250,000	—	—		250,000
Convertible preferred stock	—	—		—	77,566	(77,566)	(6)	—
Stockholders’ equity
Common stock	1,247	—		1,247	364	(364)	(6)	1,247
Additional paid-in capital	405,828	—		405,828	10,895	(10,895)	(6)	405,828
Treasury stock	(155,767)	—		(155,767)	—	—		(155,767)
Notes receivable from shareholders	—	—		—	(133)	133	(6)	—
Deferred compensation	—	—		—	(3,660)	3,660	(6)	—
Accumulated other comprehensive income	2,679	—		2,679	(9)	9	(6)	2,679
Retained earnings (deficit)	99,644	—		99,644	(63,527)	63,527	(6)	80,644
						(19,000)	(7)

Total stockholders’ equity	353,631	—		353,631	(56,070)	37,070		334,631

Total Liabilities and Stockholders’ Equity	$390,900	$250,000		$640,900	$26,551	$(24,530)		$642,921

CYTYC CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

For the Year Ended December 31, 2003

	Cytyc	Pro Forma Adjustments for Offering		Pro Forma for Offering	Novacept	Pro Forma Adjustments for Acquisition(13)		Pro Forma As Adjusted (13)
Net sales	$303,060	$—		$303,060	$38,401	$—		$341,461
Cost of sales	57,420	—		57,420	15,689	—		73,109

Gross profit	245,640	—		245,640	22,712	—		268,352

Operating expenses:
Research and development	14,724	—		14,724	2,582	1,844	(10)	19,150
Sales and marketing	79,547	—		79,547	14,930	—		94,477
General and administrative	28,008	—		28,008	6,940	—		34,948

Total operating expenses	122,279	—		122,279	24,452	1,844		148,575

Income (loss) from operations	123,361	—		123,361	(1,740)	(1,844)		119,777

Other income (expense), net	2,622	(5,625	)(8)	(4,543)	143	(750	)(11)	(5,150)
		(1,540	)(9)

Income (loss) before provision for income taxes	125,983	(7,165)		118,818	(1,597)	(2,594)		114,627
Provision for income taxes	49,763	(2,830	)(12)	46,933	120	(1,722	)(12)	45,331

Net income (loss)	$76,220	$(4,335)		$71,885	$(1,717)	$(872)		$69,296

Net income per common and potential common share:
Basic	$0.69			$0.65				$0.62

Diluted	$0.68			$0.64				$0.61

Weighted average common and potential common shares outstanding:
Basic	110,983			110,983				110,983

Diluted	112,807			112,807				112,807

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

Note 1—Basis of Presentation

The unaudited pro forma combined condensed balance sheets as of December 31, 2003 gives effect to the issuance of $250 million of convertible notes from this offering and the acquisition of all the outstanding shares of Novacept as if they had occurred on December 31, 2003. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2003 gives effect to the above-mentioned transactions as if the transactions had occurred on January 1, 2003.

Under the terms of the merger agreement, we purchased all of the issued shares of Novacept for $325 million. The acquisition closed on March 24, 2004.

The unaudited pro forma combined condensed financial data assumes the acquisition of Novacept using the net proceeds of this offering of $242.3 million and $82.7 million of our cash.

The $250 million of convertible notes bear interest at a rate of 2.25% per year on the principal amount.

Below is a table of the estimated purchase price and preliminary purchase price allocation for Novacept as of December 31, 2003. The purchase price and purchase price allocation are subject to change based on, among other things, final valuations and appraisals.

Purchase price (in thousands):
Cash	$325,000
Estimated transaction costs	3,900

Total purchase price	$328,900

Purchase price allocation (in thousands):
Fair value of net assets acquired, net of acquisition related tax liabilities	$9,494
Developed technology and know-how	83,800
Goodwill and other intangibles	216,606
In-process research and development	19,000

Total purchase price allocation	$328,900

Note 2 – Pro Forma Adjustments

(1)	To record cash proceeds of $242.3 million from a $250 million debt financing net of estimated financing-related fees and expenses of $7.7 million.

(2)	To record purchase price of $325 million paid in cash and accrue estimated acquisition-related fees and expenses of $3.9 million.

(3)	To adjust certain Novacept assets and liabilities to estimated fair market value.

(4)	To record developed technology and know-how ($83.8 million) and goodwill ($216.6 million).

(5)	To record net deferred tax liability at effective rate (39.5%) in accordance with SFAS No. 109. The net deferred tax liability consists of a net deferred tax liability relating to the developed technology and know-how ($33.1 million) offset by a deferred tax asset relating to the acquired net operating losses ($21.5 million) and a deferred tax asset relating to other purchase price adjustments in connection with the acquisition ($0.3 million). For income tax purposes, there will be no change in the carrying value of the acquired net assets.

(6)	To eliminate Novacept convertible preferred stock and stockholders’ equity (deficit) at December 31, 2003.

(7)	To record write-off of acquired in-process research and development costs of $19.0 million.

(8)	To record interest expense for the $250 million of 2.25% convertible notes.

(9)	To record amortization of estimated deferred financing costs over five years.

(10)	To record amortization of developed technology using the cash-flow method over fifteen years. Amortization of the developed technology asset is estimated to approximate $1.8 million, $5.1 million, $7.0 million, $9.3 million and $11.2 million for the years ending December 31, 2004, 2005, 2006, 2007 and 2008, respectively.

(11)	To reflect a reduction in Cytyc interest income related to its assumed use of $82.7 million of available cash to fund the balance of the Novacept acquisition price, at an estimated annual yield of approximately 1%.

(12)	To reflect the income tax effects of Novacept’s net loss ($0.6 million) and the pro forma adjustments ($3.7 million).

(13)	Does not reflect estimated non-recurring charges of $19.0 million for in-process research and development and $0.5 million in bank commitment fees paid by Cytyc to Morgan Stanley Senior Funding, Inc. in connection with its agreement to provide $250 million in senior bank financing, if necessary, to fund a portion of the Novacept acquisition price.

Note 3 — Cash, Cash Equivalents and Investment Securities

At December 31, 2003, Cytyc’s cash, cash equivalents and investment securities was comprised of (in thousands):

Cash and cash equivalents	$71,597
Investment securities	106,300

$177,897

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan Chairman, Chief Executive Officer, and President

Date: April 27, 2004

Exhibit Index

Exhibit No.	Description

2.1	Merger Agreement, dated March 1, 2004 (filed as Exhibit 2.1 to Cytyc’s Current Report on Form 8-K, File No. 0-27558, filed with the SEC on March 5, 2004 and incorporated herein by reference).

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 22, 2004 (filed herewith).

23.1	Consent of Ernst & Young LLP, Independent Auditors (filed herewith).

99.1	Press Release, dated March 26, 2004 (filed as Exhibit 99.1 to Cytyc’s Current Report on Form 8-K, File No. 0-27558, filed with the SEC on March 29, 2004 and incorporated herein by reference).